Filed in the Office of	Business Number E0226162005-9
Barbara K. Cegavske	Filing Number 20201058127
Secretary of State	Filed On 11/23/2020 9:15:00 AM
State Of Nevada	Number of Pages 7

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☒ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: INVESTVIEW, INC. Entity or Nevada Business Identification Number (NVID): E0226162005-9
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 11/23/2020 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series B Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See attached ammended Series B Preferred Stock Certificate of Designation
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X *William C. Kosoff* Date: 11/23/2020 Signature of Officer

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

INVESTVIEW, INC.

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF 13% SERIES B CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

(Pursuant to Chapter 78 of the Nevada Revised Statutes)

1. Designation and Amount.

The shares of such series of Preferred Stock shall be designated as "13% Series B Cumulative Redeemable Perpetual Preferred Stock" and the number of shares constituting such series shall be two million (2,000,000) shares. The Series B Preferred Stock shall have a stated value of Twenty-Five ($25.00) Dollars per share.

2. No Maturity, Sinking Fund, Mandatory Redemption.

The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless the Corporation decides to redeem or otherwise repurchase the Series B Preferred Stock. The Corporation is not required to set aside funds to redeem the Series B Preferred Stock.

3. Ranking.

The Series B Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the Corporation's Common Stock, par value $0.001 per share ("Common Stock"), and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; (iii) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iv) effectively junior to all existing and future indebtedness (including indebtedness convertible into our Common Stock or Preferred Stock) of the Corporation and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries of the Corporation. The term "equity securities" shall not include convertible debt securities.

4. Dividends.

(a) Holders of shares of the Series B Preferred Stock ("Preferred B Holders") are entitled to receive cumulative cash dividends at the rate of 13% on Stated Value per share per annum (equivalent to $3.25 per annum per share) payable on a quarterly basis, in arrears, as set forth herein. Commencing on the date of the issuance of shares of Series B Preferred Stock (as applicable, the "Issue Date"), dividends shall accrue on the Series B Preferred Stock daily and shall be cumulative from, and including, the applicable Issue Date, and shall be payable quarterly in arrears on or about the 15th day after the end of each calendar quarter (each, a "Dividend Payment Date") to the Preferred B Holders as they appear on the stock records of the Corporation at the close of business on the last day of the preceding fiscal quarter, whether or not a Business Day (each, a "Dividend Record Date"); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day; and further provided that, at the Corporation's sole discretion, dividends in amounts less than $50.00 may be held and not paid until the Dividend Payment Date on which the accumulated dividend payable exceeds $50.00. Dividends payable on the Series B Preferred Stock will be computed on the basis of a 360-day year consisting of four fiscal quarters, provided that for partial dividend periods, dividend payments will be pro-rated, unless otherwise provided in the applicable

securities offering and sale documents. The dividends payable on any Dividend Payment Date shall include dividends accumulated, but not including, to such Dividend Payment Date.

(b) The Corporation acknowledges and agrees that: (i) it shall escrow, for a period of thirty-six (36) months from each investor's (each, an "Investor") subscription of the Series B Preferred Stock, the total Dividends from the offering proceeds received from each Investor in the Corporation's registered offering of Series B Preferred Stock and Common Stock Purchase Warrants, Registration No. 333-236563 (the "Registered Offering") the quarterly Dividends payable to Investors; and (ii) the quarterly Dividends may be paid to Investor by check, wire transfer or such other form of payment, including the type of currency (including but not limited to digital assets designed to work as a medium of exchange) agreed to by the Corporation and each Investor.

(c) No dividends on shares of Series B Preferred Stock shall be authorized by the Board of Directors, or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(d) Notwithstanding anything to the contrary contained herein, dividends on the Series B Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board of Directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears, and Preferred B Holders will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a). Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series B Preferred Stock.

(e) Except as provided in Section 4 above, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods: (i) no dividends (other than in shares of Common Stock or in shares of any series of Preferred Stock that the Corporation may issue ranking junior to the Series B Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution, or winding up) shall be declared or paid or set aside for payment upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series B Preferred Stock as to the payment of dividends, or upon liquidation, dissolution, or winding up, (ii) no other distribution shall be declared or made upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series B Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up, and (iii) any shares of Common Stock and Preferred Stock that the Corporation may issue ranking junior to, or on a parity with the Series B Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up, shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation that it may issue ranking junior to the Series B Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up).

(f) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and upon the shares of any other series of Preferred Stock that the Corporation may issue ranking on a parity as to the payment of dividends with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other series of Preferred Stock that the Corporation may issue ranking on parity as to the payment of dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other series of Preferred Stock that the Corporation may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

(g) "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

5. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Preferred B Holders will be entitled to be paid out of the assets the Corporation has legally available for distribution to its shareholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation it may issue ranking senior to the Series B Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of Twenty Five ($25.00) Dollars per share plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the Series B Preferred Stock as to liquidation rights. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Series B Preferred Stock immediately prior to such event is the same immediately after giving effect to such event.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that it may issue ranking on a parity with the Series B Preferred Stock in the distribution of assets, then the Preferred B Holders and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Preferred B Holders will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than thirty (30) days and no more than sixty (60) days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the Preferred B Holders will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed a liquidation, dissolution or winding up of the Corporation.

6. Redemption.

(a) Optional Redemption Right. The Corporation may, at its option, upon not less than thirty (30) nor more than sixty (60) days' written notice, redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price in the amount of the Stated Value per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If the Corporation elects to redeem any shares of Series B Preferred Stock as described in this Section 6(a).

(b) Special Optional Redemption Right. Upon the occurrence of a Change of Control, the Corporation may, at its option, upon not less than thirty (30) nor more than sixty (60) days' written notice, redeem the Series B Preferred Stock, in whole or in part, within one hundred twenty (120) days after notice of such Change of Control, for cash at a redemption price in the amount of the Stated Value per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

(c) A "Change of Control" is deemed to occur when, after the date of closing of the issuance of the shares of Series B Preferred Stock, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial

ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

(d) In the event the Corporation elects to redeem Series B Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, or sent via e-mail, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, to each holder of record of Series B Preferred Stock called for redemption at such holder's address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series B Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to Section 6(b) or Section 6(c); and (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control. If less than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given.

(e) Preferred B Holders to be redeemed shall surrender the Series B Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(f) If notice of redemption of any shares of Series B Preferred Stock has been given and if the Corporation irrevocably sets aside the funds necessary for redemption in trust for the benefit of the Preferred B Holders so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series B Preferred Stock, those shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(g) If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(h) If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine.

(i) In connection with any redemption of Series B Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series B Preferred Stock to be redeemed.

(k) Unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by exchanging it for its capital stock ranking junior to the Series B Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

7. No Conversion Rights; Consent Right.

(a) The shares of Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

(b) From the date hereof until the date when the Holder no longer holds any Series B Preferred Stock, if the Company effects any issuance by the Company or any of its subsidiaries of a new series of preferred stock paying a cash dividend in excess of 13% (a "Subsequent Series Preferred Stock"), the Holder may elect, in its sole discretion, to exchange all or some of the Series B Preferred Stock then held for such Subsequent Series Preferred Stock.

8. Voting Rights.

(a) Preferred B Holders will not have any voting rights, except as set forth in this Section 8 or as otherwise required by law. On each matter on which Preferred B Holders are entitled to vote as a separate class, each share of Series B Preferred Stock will be entitled to one vote.

(b) So long as any shares of Series B Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable), amend, alter, repeal or replace the Restated and Amended Articles of Incorporation, including by way of merger, consolidation or otherwise in which the Corporation may or may not be the surviving entity, so as to materially and adversely affect and deprive Preferred B Holders of any right, preference, privilege or voting power of the Series B Preferred Stock (each, an "Event").

(c) Notwithstanding Section 8(b) above, if any Event set forth in Section 8(b) above materially and adversely affects any right, preference, privilege or voting power of the Series B Preferred Stock but not all series of parity Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a class), given in person or by proxy, either in writing or at a meeting, shall be required in lieu of the vote or consent that would otherwise be required by Section 8(b).

(d) The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by Preferred B Holders would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to Section 6.

(e) Except as expressly stated in this Section 8 or as may be required by applicable law, the Series B Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

9. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all Preferred B Holders, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the "SEC") pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required).

10. No Preemptive Rights. No Preferred B Holders will, as Preferred B Holders, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

11. Record Holders. The Corporation and the transfer agent for the Series B Preferred Stock may deem and treat the record holder of any Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

IN WITNESS WHEREOF, the Corporation has caused this Series B Preferred Stock Certificate of Designation, as Amended, to be duly adopted and executed in its name and on its behalf on this 23rd day of November 2020.

/s/: *William C. Kosoff*

Name: William C. Kosoff
Title: Corporate Secretary

IN WITNESS WHEREOF, the Corporation has caused this Series B Preferred Stock Certificate of Designation, as Amended, to be duly adopted and executed in its name and on its behalf on this 10th day of November 2020.

/s/: *Joseph Cammarata*

Name Joseph Cammarata
Title Chief Executive Officer and Director